Exhibit 99.1

ADVEXIN® Shows Statistically Significant Six-Month and Overall Survival Benefit as Compared to Methotrexate in Prospectively Defined Biomarker Patient Population

Supplemental Findings Presented at American Association for Cancer Research’s Cancer Clinical Trials and Personalized Medicine Conference

AUSTIN, Texas--(BUSINESS WIRE)--Introgen Therapeutics, Inc. (NASDAQ:INGN), a developer of targeted molecular therapies for cancer, today reported additional efficacy data from the company’s recent regulatory filings seeking approval of ADVEXIN® (p53 tumor suppressor therapy) in the United States and Europe. These findings resulted from supportive statistical analyses based on data from the pivotal Phase 3 clinical trial of ADVEXIN in patients with recurrent, refractory head and neck cancer. These analyses (Cox Regression) evaluated the length of survival of patients in the biomarker population receiving ADVEXIN as compared to patients in the biomarker population receiving methotrexate. Results showed that patients with p53 tumor profiles positive for ADVEXIN efficacy demonstrated statistically significant increased survival benefit at both six months (p<0.0051) and overall (p = 0.0265) following treatment with ADVEXIN. Additionally, these analyses showed that for patients with tumor p53 profiles negative for ADVEXIN efficacy, there is a statistically significant increased survival benefit associated with methotrexate treatment. These data were presented at the American Association for Cancer Research (AACR) Centennial Conference on Translational Cancer Medicine 2008: Cancer Clinical Trials and Personalized Medicine.

In conjunction with previously reported findings, Introgen believes these latest results extend and confirm that ADVEXIN, as compared to methotrexate, achieved statistically significant benefits in tumor response rate, six-month survival, and overall survival in the study’s prospectively defined p53 biomarker patient population. Accordingly, ADVEXIN successfully achieved both the study’s primary and secondary efficacy endpoints in the biomarker patient population which were prospectively designated with the United States Food and Drug Administration (FDA). The primary efficacy endpoint of the Phase 3 study was survival in either the intent-to-treat (ITT) or biomarker patient population. The secondary efficacy endpoint was tumor response in either the ITT or biomarker patient population.

“These findings corroborate and further strengthen previously announced results of our Phase 3 study which demonstrated ADVEXIN’s positive impact on survival in patients with biomarker profiles positive for efficacy,” said Robert E. Sobol, M.D., senior vice president, Medical and Scientific Affairs at Introgen. “We look forward to working with the FDA and European Medicines Evaluation Agency in connection with the approval process of ADVEXIN for patients with recurrent, refractory head and neck cancer.”

The results of the statistical analyses presented at the AACR conference are included in the ADVEXIN Biologics License Application (BLA) to the FDA and the ADVEXIN Marketing Authorization Application (MAA) to the European Medicines Evaluation Agency (EMEA).

“These analyses were conducted as part of Introgen’s recent regulatory approval application submission processes in the U.S. and Europe and add to the previously reported findings of ADVEXIN efficacy,” stated Max Talbot, Ph.D., Introgen’s senior vice president, Worldwide Commercial Development. “We will continue to identify and utilize relevant opportunities, including medical journals and scientific conferences, to publish and present more detailed findings from our regulatory submissions.”

Previously announced results from Introgen’s Phase 3 trial of ADVEXIN include:

  A complementary statistical analysis evaluating the percentage of patients surviving at six months demonstrated the clinical benefit of ADVEXIN in comparison to methotrexate. At the six month survival endpoint, 67% of ADVEXIN treated patients with tumor p53 profiles positive for ADVEXIN efficacy were alive compared to only 39% of the methotrexate patients with this tumor p53 profile. This difference was statistically significant (p = 0.0434).
  ADVEXIN significantly increased survival in patients with tumor p53 profiles positive for ADVEXIN efficacy compared to patients with tumor p53 profiles negative for ADVEXIN efficacy (7.2 months vs. 2.7 months; p less than 0.0001). Patients treated with methotrexate whose tumor p53 profiles were positive for ADVEXIN efficacy had a median survival of only 4.3 months.
  Methotrexate improved survival in a different group of patients with tumor p53 profiles negative for ADVEXIN efficacy (median survival 5.9 vs. 2.7 months; p = 0.0112).
  The majority of ADVEXIN responders (77 percent) had tumor p53 profiles positive for ADVEXIN efficacy compared to 52 percent of methotrexate treated patients with this profile. In ADVEXIN treated patients with tumor p53 profiles negative for ADVEXIN efficacy the tumor response rate was 33 percent. These response differences between ADVEXIN and methotrexate were statistically significant (p = 0.0268).
  ADVEXIN demonstrated a superior safety profile to methotrexate.

About ADVEXIN

ADVEXIN p53 therapy is a targeted molecular therapy with broad applicability in a wide range of tumor types and clinical settings because it targets one of the most fundamental and common molecular defects, abnormal p53 tumor suppressor function, associated with cancer initiation, progression and treatment resistance. ADVEXIN has demonstrated increased survival and tumor growth control in recurrent head and neck cancer patients. ADVEXIN has demonstrated clinical activity in a number of solid tumor types in multiple Phase 1, 2 and 3 clinical trials conducted worldwide. ADVEXIN is considered an 'Orphan Drug' in the U.S. for the treatment of recurrent, refractory head and neck cancer, which, if approved, entitles the drug to extended market exclusivity for the approved indication. ADVEXIN is a registered trademark describing p53 therapy, developed by Introgen under exclusive worldwide licenses from The University of Texas M.D. Anderson Cancer Center.

About Introgen

Introgen Therapeutics, Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted molecular therapies for the treatment of cancer and other diseases. Introgen is developing molecular therapeutics, immunotherapies, vaccines and nano-particle tumor suppressor therapies to treat a wide range of cancers using tumor suppressors, cytokines and genes. Introgen maintains integrated research, development, manufacturing, clinical and regulatory departments and operates multiple manufacturing facilities including a commercial scale cGMP manufacturing facility. In June 2008 Introgen submitted a BLA to the FDA requesting marketing approval for ADVEXIN p53 therapy to treat recurrent, refractory head and neck cancer. Simultaneously, Gendux Molecular Limited, an Introgen subsidiary, submitted a MAA to the EMEA for the same indication. ADVEXIN represents the first of a new class of tumor suppressor cancer therapy and is the first of its kind to be submitted for regulatory approval in the United States and Europe.

Forward-Looking Statements

Statements in this release that are not strictly historical may be "forward-looking" statements, including those relating to Introgen's future success with its ADVEXIN clinical development programs for treatment of cancer and the use of biomarker data to support the regulatory approval of ADVEXIN and improve the care of patients. The actual results may differ from those described in this release due to risks and uncertainties that exist in Introgen's operations and business environment, including Introgen's stage of product development and the limited experience in the development of gene-based drugs in general, dependence upon proprietary technology and the current competitive environment, history of operating losses and accumulated deficits, reliance on collaborative relationships, and uncertainties related to clinical trials, the safety and efficacy of Introgen's product candidates, the ability to obtain the appropriate regulatory approvals, Introgen's patent protection and market acceptance, as well as other risks detailed from time to time in Introgen's filings with the Securities and Exchange Commission including its filings on Form 10-K and Form 10-Q. Introgen undertakes no obligation to publicly release the results of any revisions to any forward-looking statements that reflect events or circumstances arising after the date hereof.

Only the FDA, EMEA and corresponding regulatory agencies have the authority to approve pharmaceutical products. We cannot predict how such authorities may interpret the information contained in this release.

CONTACT:
Introgen Therapeutics, Inc.
Channing Burke, 512-708-9310, ext. 322
c.burke@introgen.com
or
Vida Communication
Investors
Stephanie Diaz, 415-675-7400
sdiaz@vidacommunication.com
or
Media
Tim Brons, 415-675-7400
tbrons@vidacommunication.com